                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             MILLIPORE CORPORATION
    ...........................................................................
                (Name of Registrant as Specified in Its Charter)

                                      N/A
    ..........................................................................
      (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 114a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    12a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

         .....................................................................
      2) Aggregate number of securities to which transaction applies:

         .....................................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         .....................................................................
      4) Proposed maximum aggregate value of transaction:

         .....................................................................

      5) Total fee paid:
         .....................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided in Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        .......................................
     2) Form, Schedule or Registration Statement No.:

        .......................................
     3) Filing Party:

        .......................................
     4) Date Filed:

        .......................................

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 20, 1995

To the Stockholders of
  Millipore Corporation

     The Annual Meeting of Stockholders of Millipore Corporation ("Millipore") for 1995 will be held at Millipore's Offices, 80 Ashby Road, Bedford, Massachusetts 01730 on Thursday, April 20, 1995 at 11:00 a.m. local time, for the following purposes:

     1. To elect for a three-year term (expiring in 1998) the two Class II Directors;

     2. To consider and act upon a proposal to approve the adoption of the Millipore Corporation 1995 Employees' Stock Purchase Plan, as described in the accompanying proxy statement;

     3. To consider and act upon a proposal to approve the adoption of the Millipore Corporation Management Incentive Plan, as described in the accompanying proxy statement; and

     4. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Stockholders of record on the books of Millipore at the close of business on February 24, 1995 will be entitled to receive notice of and to vote at the meeting and any adjournment thereof.

                                            By Order of the Board of Directors
                                            John E. Beard, Clerk

Bedford, Massachusetts
March 17, 1995

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO ASSURE YOUR REPRESENTATION AT THE MEETING.

                            MILLIPORE CORPORATION
                                80 ASHBY ROAD
                         BEDFORD, MASSACHUSETTS 01730
                                 617 275-9200

                           ------------------------
                               PROXY STATEMENT
                           ------------------------

     This Proxy Statement is being furnished to stockholders of Millipore Corporation (hereinafter "Millipore" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Millipore, and at any adjournments thereof. The meeting will be held at the offices of Millipore, 80 Ashby Road, Bedford, Massachusetts on Thursday, April 20, 1995 at 11:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 17, 1995.

     The Board of Directors of Millipore has fixed the close of business on February 24, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. As of February 24, 1995, there were approximately 23,095,750 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each stockholder is entitled to one vote per share of Common Stock held by such stockholder on each matter submitted to a vote.

     All properly executed proxies will be voted at the meeting in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Directors listed below, FOR items 2, and 3 in the accompanying Notice of Meeting, and otherwise in the discretion of the proxies. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Clerk of Millipore an instrument revoking it, by submitting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

     Millipore will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and employees of Millipore, without additional compensation to them. Arrangements have been made with Corporate Investor Communications, Inc., to solicit proxies from brokerage houses, custodians, nominees and other fiduciaries and to provide for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons. It is estimated that the cost of such solicitation arrangements will be approximately $5,000 plus reimbursement of such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with the forwarding of solicitation materials.

                          CONFIDENTIAL VOTING POLICY

     Millipore has had in effect since 1992 a Confidential Stockholder Voting Policy which is intended to encourage stockholders to cast votes on issues presented to them as stockholders without concern for the impact that their vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that Millipore will arrange for the tabulation of all stockholder votes by representatives of its transfer agent or by persons who are otherwise unaffiliated with Millipore and not in the employ of the Company. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any stockholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of stockholders.

     Millipore's Confidential Voting Policy does not interfere with the entitlement of its officers, employees and agents to seek the identity of those stockholders who have not voted for the purpose of encouraging them to do so.

     In the event of a proxy contest, or the like, Millipore need not abide by its policy of confidentiality unless the opposition similarly agrees to do so.

     Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by stockholders of Millipore.

     Millipore has retained The First National Bank of Boston, its Transfer Agent, to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and has instructed the Bank as to the Company's Confidential Stockholder Voting Policy. When any matter to be acted upon at the Annual Meeting of Stockholders requires, in accordance with the laws of the Commonwealth of Massachusetts, a favorable vote by stockholders who hold at least a majority of the Common Stock outstanding, both abstentions and broker "non votes" will be considered a vote "Against" the matter; when the matter to be acted upon requires only a favorable vote by stockholders who hold either a plurality or a majority of the shares present and eligible to vote at the meeting, abstentions will again be considered a vote "Against" the matter; but broker "non votes" will have no affect on the outcome, i.e., they will not be considered.

                     MANAGEMENT AND ELECTION OF DIRECTORS

     In 1990, in conformity with an Amendment to the Massachusetts Business Corporation Law adopted in April of that year, the Board of Directors amended Millipore's By-laws and divided the number of Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term.

     Stockholders this year will be voting on the election of the two individuals identified as Class II Directors, whose terms will expire at the Annual Meeting of Stockholders in 1998. Each nominee in Class II is now a director of Millipore and was elected as such at the 1992 Annual Meeting of Millipore Stockholders. All nominees have been designated as such by the Board of Directors based on the recommendations of the Board Organization, Nominating and Public Policy Committee, none of the members of which is an employee of Millipore. The other six Directors will continue in office for the remainder of their terms as indicated below.

     Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A stockholder may withhold his vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

     A FAVORABLE VOTE BY STOCKHOLDERS WHO HOLD AT LEAST A PLURALITY OF THE COMMON STOCK OF MILLIPORE PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND VOTING THEREON IS REQUIRED FOR THE ELECTION OF THE CLASS II DIRECTORS.

   NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 1998 (CLASS II)
- --------------------------------------------------------------------------------

                     SAMUEL C. BUTLER, 65, Presiding Partner, Cravath, Swaine & Moore

                          Mr. Butler received an A.B. degree from Harvard
                     College, and an LL.B. degree from Harvard Law School where he served on the Harvard Law Review and was a recipient of the Sears Award. Mr. Butler served, in 1954, as law clerk
      [PHOTO]        to Mr. Justice Minton of the United States Supreme Court.
                     In 1956, after serving in the U.S. Army, Mr. Butler joined the New York law firm of Cravath, Swaine & Moore, being elected a partner in 1960 and assuming his current position as Presiding Partner in 1980. He served as a Trustee of Vassar College (1969-1977) and was a member of the Board of Overseers of Harvard College from 1982-1988 (President of the Board, 1986-1988). Mr. Butler is a member and Vice
President of The Culver Educational Foundation and a member of the Board of Trustees of the New York Public Library. He is also a Director of Ashland Inc., U.S. Trust Corporation and GEICO Corporation.

Member:  Audit and Finance Committee              First elected a Director: 1991
- --------------------------------------------------------------------------------
                     STEVEN MULLER, 67, President Emeritus, The Johns Hopkins University and Chairman, The 21st Century Foundation

                          Dr. Muller received his undergraduate degree from the
                     University of California at Los Angeles and a B.Litt. degree from Oxford University, England, where he studied as a Rhodes Scholar. He received a Ph.D. in political science from Cornell University. From 1961 to 1971, Dr. Muller was
    [PHOTO] Associate Professor of Government at Cornell University, during which period he also served as the Director of Cornell's Center for International Studies (1961-1968) and as Vice President for Public Affairs (1966-1971). In 1971, Dr. Muller joined The Johns Hopkins University as Provost and in 1972, he was elected as President of that
University. From 1972 until 1983, Dr. Muller also served as President of The Johns Hopkins Hospital. Dr. Muller left the Presidency and was named President Emeritus of The Johns Hopkins University in 1990, and assumed his current position at The 21st Century Foundation. From 1975 until 1983, Dr. Muller served successively as Director, Vice Chairman, and Chairman of the Board of Governors of the Federal Reserve Bank of Richmond. In addition, Dr. Muller serves as Director of the American Capital Closed End and Common Sense Funds; Beneficial Corporation; the Law Companies Group, Inc.; Alex. Brown Inc.; and Organization Resources Counselors, Inc.; and as Co-Chairman of the American Institute for Contemporary German Studies; Board Member of the Atlantic Council and the German Marshall Fund of the United States; and Chairman of St. Mary's College of Maryland. Dr. Muller has served as a member of the Presidential Commission on White House Fellowships and the Presidential Commission on World Hunger.

Chairman:  Board Organization                     First elected a Director: 1982
           Nominating and Public Policy Committee

                        DIRECTORS CONTINUING IN OFFICE

     TERM EXPIRING AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS (CLASS III)
- --------------------------------------------------------------------------------

                     CHARLES D. BAKER, 66, Professor of Business Administration, Northeastern University

                          Mr. Baker received an A.B. degree from Harvard College
                     and an M.B.A. degree from the Harvard Graduate School of Business Administration. Mr. Baker served several years in the United States Navy. In 1955, he joined Westinghouse
     [PHOTO] Electric Corp., where he served in various capacities. In 1961, he became Vice President and Treasurer of United Research, Inc. of Cambridge, Massachusetts. From 1965 through 1969, Mr. Baker was the Vice President and Director of the Transportation Services Group of Harbridge House, Inc., a research and consulting firm. From 1969 to 1970, Mr. Baker served as Deputy Under Secretary of Transportation for the United States Department of
Transportation and from 1970 through 1971, he was Assistant Secretary of Transportation for Policy and International Affairs. In 1971, Mr. Baker returned to Harbridge House, Inc. as its President and he served as its Chairman of the Board from 1974 until 1983. In 1984, Mr. Baker resigned his position as a Millipore Director to serve as Under Secretary of the United States Department of Health and Human Services, a position he held from 1984 to 1985. In the Fall of 1985, Mr. Baker left his Government post and accepted the appointment at Northeastern University and, at the same time, he once again became a Millipore Director. Mr. Baker serves on the boards of several public interest organizations.

Member: Audit and Finance Committee;            First elected a Director: 1979
        Board Organization Nominating
        and Public Policy Committee

- --------------------------------------------------------------------------------

                     GERALD D. LAUBACH, 69, Retired President, Pfizer Inc.

                          Dr. Laubach received his undergraduate degree from the
                     University of Pennsylvania. Following service in the United States Navy during World War II, he received his Ph.D. in organic chemistry from the Massachusetts Institute of Technology. Dr. Laubach joined Pfizer Inc., a manufacturer of pharmaceutical products, in 1950, rising to Vice
     [PHOTO] President for Medicinal Products Research in 1964, President of Pfizer Pharmaceutical Operations in 1969, Executive Vice President of Pfizer Inc. in 1971, and President from 1972 until his retirement in February 1991. Dr. Laubach also served as a Director of Pfizer Inc. from 1968 until his retirement in 1991. Dr. Laubach also serves as a Director of CIGNA Corporation, DNA Plant Technology
Corp., and Affymax N.V. In addition, he is a member of the Institute of Medicine, the National Academy of Engineering, the New York Academy of Medicine, the American Academy of Arts and Sciences, and a Trustee of Carnegie Institution of Washington.

Chairman:  Audit and Finance Committee           First elected a Director:  1981

- --------------------------------------------------------------------------------

                     THOMAS O. PYLE, 55, Independent Business Adviser and Corporate Director of Healthcare Organizations

                          Mr. Pyle attended Massachusetts Institute of
                     Technology and received his M.B.A. from the Harvard Graduate School of Business Administration and also studied at the University of Oxford. From 1957-1969, Mr. Pyle
     [PHOTO] served in various capacities in the television production, advertising and retailing industries. From 1969-1972, Mr. Pyle was with the Boston Consulting Group, Inc., becoming a Vice President in 1971. In 1972, he joined Harvard Community Health Plan, Inc., and was Chief Executive Officer and Director from 1978 to 1991. From October 1993 to September, 1994 he served as Chief Executive Officer,
MetLife HealthCare Management Corp., Inc. He is currently a Senior Advisor to the Boston Consulting Group, a position he also held in 1992. Mr. Pyle has served as a Director of Controlled Risk Insurance Company, Ltd. since 1976 (Chairman 1976-1989). He is also Chairman of the Health Outcomes Institute and serves as a Director of several healthcare organizations including The Codman Research Group; Employee Managed Care Corp.; Lincare Holdings, Inc.; Unilab Corporation; Coordinated Care Corporation; and Access Radiology Corporation. He is also an Overseer of The Lahey Clinic.

Member: Board Organization Nominating and         First elected a Director: 1987
        Public Policy Committee;
        Management Development and
        Compensation Committee

      TERM EXPIRING AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS (CLASS I)
- --------------------------------------------------------------------------------

                     JOHN A. GILMARTIN, 52, Chairman, President and Chief Executive Officer, Millipore Corporation

                          Mr. Gilmartin received his undergraduate degree from
                     Pennsylvania State University and an M.B.A. from the Harvard Graduate School of Business Administration. Prior to joining Millipore, Mr. Gilmartin held various positions
[PHOTO] with Pfizer Inc., a manufacturer of pharmaceutical products, in both financial and business management. Mr. Gilmartin joined Millipore as Corporate Controller in 1979 and has served Millipore as Vice President-Finance from 1980 until 1981, Senior Vice President-Finance from 1981 until 1982 and as Senior Vice President-Finance and Administration from 1982 until 1985. In 1985, Mr. Gilmartin became President of the Millipore Products Division, a position he held until 1986 when he was elected President and Chief Executive Officer of Millipore. In September, 1987, Mr. Gilmartin was elected Chairman of the Board. Mr. Gilmartin is a Director of the Massachusetts High Technology Council.

                                                  First elected a Director: 1986

- --------------------------------------------------------------------------------

                     MARK HOFFMAN, 56, Independent Investor and Consultant

                          Mr. Hoffman received an undergraduate degree from
                     Harvard College, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963, as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East
     [PHOTO] African Common Services Organization. In 1966, Mr. Hoffman joined International Finance Corporation (investment banking affiliate of the World Bank). From 1969 to 1974, Mr. Hoffman served as a Director of Hambros Bank, Ltd., London, England. From 1975 to 1981, Mr. Hoffman was Senior Vice President and Chief Financial Officer of George Weston, Ltd., and was appointed President of its Resource Group in 1981. From 1982 until 1984, when he undertook his current activities, Mr. Hoffman served as Managing Director of Guinness Peat Group p.1.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Mr. Hoffman is currently Chairman of Hamilton Lunn Holdings Limited, an independent advisory and investment firm, and of Cambridge Capital Group Limited, a development capital and technology transfer company in Cambridge, England. Mr. Hoffman also serves as a Director of George Weston Limited, Toronto; Advent International Corporation, Boston; and Guinness Flight Global Asset Management Limited, London.

Member:  Management Development                   First elected a Director: 1976
         and Compensation Committee
- --------------------------------------------------------------------------------

                     JOHN F. RENO, 55, President and Chief Executive Officer, Dynatech Corporation

                          Mr. Reno received an undergraduate degree from
                     Dartmouth College and an M.B.A. from Northwestern University. In 1964, Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974, Mr. Reno joined Dynatech Corporation,
      [PHOTO] manufacturer of a diversified line of proprietary electronic microprocessor-based equipment, instruments and systems, as General Manager and President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development (1979); Senior Vice President for Corporate Development (1982); Executive Vice President
(1987) and President and Chief Operating Officer (1991). Mr. Reno assumed his current position as President and Chief Executive Officer in 1993 and is a member of the Board of Directors. He is a trustee and Chairman of the Finance Committee of the Boston Museum of Science. Mr. Reno serves as Chairman of the Executive Committee for the "Masterminding Math and Science" program sponsored by, among others, Boston Partners in Education and the Museum of Science. Mr. Reno is the founder of "A Better Chance" program for disadvantaged youths in Winchester, Massachusetts, and a Director of the Massachusetts Business Roundtable and the Massachusetts Telecommunications Council.

Chairman:  Management Development                 First elected a Director: 1993
           and Compensation Committee

COMMITTEES, MEETINGS AND FEES OF DIRECTORS

     The Millipore Board of Directors has three standing committees.

     The Audit and Finance Committee is responsible for recommending the selection of the independent accountants; reviewing the scope of and fees for services rendered as well as the results of the independent audit; reviewing matters relating to internal audit functions; establishing policy as to those services which may be performed by Millipore's principal independent accountants; reviewing Millipore's policies and procedures concerning business ethics and internal controls; and reviewing Millipore's annual reports. This Committee also reviews Millipore's short term and long term financial plans, and other matters concerning corporate finance as well as the financial position of the Trust for Millipore Corporation Invested Employee Plans in order to assure that sufficient provision has been made to meet the financial obligations of such plans. The Audit and Finance Committee met four times during 1994.

     The Board Organization, Nominating and Public Policy Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities and membership of the various Committees of the Board, and the role of the Board in relation to management. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and stockholders. Stockholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Geoffrey Nunes, Senior Vice President and General Counsel of Millipore. The Board Organization, Nominating and Public Policy Committee held three meetings during 1994.

     The Management Development and Compensation Committee is composed of independent directors who are not officers or employees (or former officers or employees) of the Company and do not have "interlocking" or other relationships with Millipore that would detract from their independence as Committee members. It reviews the qualifications of Millipore's officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer and approves the compensation of all other elected officers. This Committee also considers compensation plans for management and administers Millipore's Management Incentive Plan (see p. 19 below) and equity incentive plans. (See "Compensation Committee Report on Executive Compensation at Millipore"). It has responsibility for the periodic examination of Millipore's overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore's senior level of management as well as its long range manpower needs and its training and education activities. This committee met three times during 1994.

     During 1994, the Millipore Board of Directors held ten meetings. Members of the Board of Directors received an annual retainer of $15,000 plus $1,000 for each Directors meeting attended. For service on committees, Directors received an additional $1,000 for each committee meeting attended, and chairmen of the committees received an additional $2,500 annual fee. In addition, an aggregate of $8,000 was paid to three Directors for service on two different ad hoc committees neither of which met more than twice during 1994. Mr. Gilmartin receives no compensation, other than that listed in the Summary Compensation Table below, for service as a Director. All Directors attended at least 75% of the Board and relevant committee meetings held during 1994.

     During 1994, the following directors received or were entitled to receive additional compensation from Millipore as follows: Dr. Steven Muller, $13,000, for consulting services rendered in the areas of diversity and public policy; Dr. Warren Wacker, $16,700, for consulting services rendered (prior to his retirement) in developing opportunities in the medical field.

     In addition to the compensation set forth above, "Eligible Directors" (those who are not employees of Millipore) received stock options to purchase shares of Millipore Common Stock under the terms of the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan"). Of the current directors, Mr. Gilmartin is not an Eligible Director. Under the terms of the 1989 Plan, each Eligible Director receives an option to purchase 2,000 shares of Millipore

Common Stock on the date of his first election, and thereafter automatically receives an additional option to purchase 1,000 shares of Millipore Common Stock at the first Board of Directors meeting following an Annual Meeting of Stockholders. The exercise price of each option is 100% of the fair market value on the date of grant. Each option becomes exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. In the event of a recapitalization, stock dividend, split-up or combination of shares, merger or consolidation, an appropriate adjustment in the option price and number of shares granted shall be made. Upon termination of service with Millipore, options held by the Eligible Director which are not then exercisable shall terminate, except that exercise of options after termination of service as a director is provided for in cases where such service terminates on retirement or with the consent of Millipore or as a result of incapacity or death.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AT MILLIPORE

     The Management Development and Compensation Committee of the Board of Directors ("the Committee") has furnished the following report on its policy and procedures with respect to determining compensation for Millipore's executive officers for 1994. This determination was made in December of 1993. The tables and textual information set forth following the report (pp. 11-14) disclose such compensation.

     In establishing the amounts of compensation in all forms for the Chief Executive Officer ("CEO"), as well as the other executive officers of the Company, the Committee operates pursuant to a set of written "Guiding Principles." The Principles in effect in December 1993 for compensation to be paid in 1994 linked executive awards (cash compensation and equity compensation) to individual performance and company success, with the emphasis on long-term performance rather than short-term results. (These Principles have been amended with respect to compensation for 1995 and the subsequent years - see "Adoption of Millipore Management Incentive Plan," p. 19). Using these criteria, the Committee established cash compensation at competitive levels designed to enable Millipore to attract and retain its executive officers while also striving by the use of equity compensation to align their interests with those of Millipore's stockholders.

     For many years, Millipore has used a group of about 25 companies, which has remained largely the same from year to year, to which Millipore compares itself in terms of pay levels of the CEO and to which it compares itself in terms of technology base, size and performance and to which it would look for executive talent ("comparable companies"). (The comparable companies are not necessarily the same companies that would be included in a peer group established to compare stockholder returns and are not, with one exception, the same companies included in the S&P Manufacturing-Diversified Industrial Index reflected in the performance graph on p. 16. IN ADDITION, THE COMPARABLE COMPANIES CHANGED IN DECEMBER OF 1994 FOR USE IN DETERMINING COMPENSATION FOR 1995 AS THE RESULT OF THE DIVESTITURES OF THE WATERS CHROMATOGRAPHY AND BIOINSTRUMENT ("BIOSEARCH") DIVISIONS AND THE CONCOMITANT "DOWNSIZING" OF THE REMAINING MILLIPORE BUSINESSES.) Performance comparisons were then made on the basis of four-year average return on sales, return on assets and compound sales growth. Based on these performance comparisons, the compensation established by the Committee for Millipore's CEO was targeted to be between the midpoint of the compensation paid to Chief Executive Officers of the comparable companies (adjusted for meaningful differences in their revenues from that of Millipore) and that midpoint plus 10%. An adjustment was made to bridge the gap between the middle of the year for which comparable salary data had been gathered and the middle of the year for which CEO salary was being set. Since Millipore has had no variable compensation (other than the Cash Profit Sharing Plan described in Note 2 to the Summary Compensation Table which provides for a very small payout in terms of percentage of salary) cash compensation had been in the form of salary only; thus the salary of the CEO was compared to the total cash compensation (salary plus bonus) of the comparables. AS NOTED, THIS WILL CHANGE FOR 1995 AS A CASH INCENTIVE PROGRAM FOR THE CHIEF EXECUTIVE OFFICER AND SENIOR MANAGEMENT IS BEING PROPOSED FOR STOCKHOLDER APPROVAL (SEE "ADOPTION OF MILLIPORE MANAGEMENT INCENTIVE PLAN" INFRA).

     Salary for the CEO was fixed in December 1993 for the following calendar year. The Committee evaluated the CEO's overall performance for 1993 against the comparable companies and the competition with respect to the previously discussed benchmarks (including for 1993, on a relatively equal basis, revenue growth, profitability and market share), as well as the performance of the Company taken as a whole. This evaluation took place by the Committee first in discussion with the CEO after receiving the CEO's own evaluation of his performance against his previously discussed goals for the year, and then in executive session. The Committee's actions with respect to the CEO's compensation were submitted by the Committee to the full Board for its approval. Mr. Gilmartin's cash compensation was fixed in December 1993 for the year 1994 at $700,000, the same rate as that of the prior year. The lack of increase in cash compensation was not a measure of either Mr. Gilmartin's or the Company's performance, but resulted from the anticipated downsizing of Millipore to be accomplished by the divestitures in 1994 of the Company's Waters Chromatography and Biosearch Divisions.

     The cash compensation of the other executive officers of the Company was proposed in December 1993 for the year 1994 by the CEO and reviewed by the Committee. The CEO and the Committee used the same criteria or Guiding Principles as were used for fixing the CEO's cash compensation. Cash compensation for the other executive officers was set by reference to data on officers with similar job responsibilities in other like-sized corporations (not necessarily the same "comparables" as used in fixing the CEO's cash compensation), provided to Millipore by an outside consulting firm, as well as to an evaluation of the particular officer's performance during the year.

     The Company's equity compensation program for the CEO and for the other executive officers named in the Summary Compensation Table consists entirely of non-qualified stock options, a form of equity incentive whereby all value in the stock option is associated with an increase in share value. Options are granted at fair market value and become exercisable in cumulative increments of 25% per year on each of the first four anniversaries after the date of the grant and expire ten years after the date of the grant. Options are granted annually.

     The number of shares for each executive officer is determined by taking a percentage of annual compensation and dividing that amount by the fair market value per share on the date of grant. The percentage, which falls within a pre-set range, is set annually by the Committee for the CEO, and by the CEO (subject to approval of the Committee) for the other executive officers, depending in each case on subjective evaluation of the performance of the officer under consideration. At the same time the Committee takes into account the total number of options previously granted which remain outstanding. The number of options granted to Mr. Gilmartin in December 1993 was 50,000, the same number as in the prior year.

     With respect to executive officers other than those named in the Summary Compensation Table (one individual), equity incentive compensation may consist entirely of non-qualified stock options or a combination of stock options and restricted stock. "Restricted Stock" refers to stock which may be forfeited by the executive if his employment ceases within a specified period (usually four years) for any reason other than death, disability or retirement. Restricted Stock is generally awarded to those key managers at a level just below the Company's Senior Managers, where the individual does not as yet have a substantial number of shares subject to options, and where retention of the employee is an important consideration.

     In its evaluation of compensation paid to executive officers named in the Summary Compensation Table, the Committee determined that it would consider whether the proposed deductibility limits under Section 162(m) of the Internal Revenue Code would apply and would attempt to structure total compensation to comply with those limits.

     The Committee tests the salary and option decisions which are made for the CEO and for the other executive officers of Millipore by reference to data furnished by outside compensation consultants. These tests involve comparison of short-term and long-term awards made by Millipore with similar awards made by companies in a number of different groups for which statistics are available. The differences between the amounts set by Millipore, using its group of comparables, with those that would be set using other populations of companies have to date been insignificant.

     Millipore periodically reviews, with the assistance of outside experts in executive compensation, the method by which it sets short-term and long-term compensation for its executives. Reviews have taken place on average about once each five years. The most recent review prior to 1994 was undertaken in 1991 by the Committee with the participation of two other independent members of the Board of Directors. The 1991 review broadly affirmed the methodology used in prior years, subject to certain adjustments. A subsequent review in 1994 lead the Board of Directors to approve the Management Incentive Plan which is being submitted to stockholders at this meeting (see "Adoption of Millipore Management Incentive Plan" below).

                                            James L. Vincent, Chairman*
                                            Mark Hoffman
                                            John F. Reno

[FN]
[*In December 1993, at the time the Compensation Committee met with respect to 1994 compensation, James L. Vincent was a Director and Chairman of the Committee. Mr. Vincent resigned from the Board of Directors in September 1994.]

EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation as well as certain other compensation paid or accrued through February 24, 1995, to each of the five most highly compensated key policy making executive officers for services rendered in all capacities to Millipore and its subsidiaries during each of Millipore's fiscal years ended December 31, 1994, 1993 and 1992, except as noted below.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                ANNUAL COMPENSATION*                     COMPENSATION**
                                        ------------------------------------     ---------------------------
                                                                                            AWARDS
                                                                                    RESTRICTED        STOCK        ALL OTHER
 NAME AND PRINCIPAL POSITION                                        SPECIAL           STOCK          OPTIONS     COMPENSATION
     OR NUMBER IN GROUP        YEAR     SALARY(1)      BONUS(2)     BONUS(3)         AWARD(4)         (#)(5)          (6)
- -----------------------------  -----    ---------      --------     --------     ----------------     ------      ------------
John A. Gilmartin              1994     $ 700,000      $18,200      $190,000         $      0         35,000       $   72,287
Chairman, President and        1993       700,000            0             0                0         50,000           72,580
Chief Executive Officer        1992       675,000            0             0                0         50,000           69,765

Geoffrey Nunes                 1994     $ 320,000      $ 8,320      $190,000                0         12,000           32,388
Senior Vice President,         1993       320,000            0             0                0         18,500           32,950
General Counsel                1992       310,000            0             0                0         18,500           35,617

Douglas B. Jacoby              1994     $ 249,996      $ 6,500      $190,000                0         13,100           21,288
Vice President                 1993       232,000            0             0                0         16,000           22,388
                               1992       222,000            0             0                0         14,000           15,540

John E. Lary                   1994     $ 207,996      $ 5,408      $190,000         $      0          8,900           14,388
Vice President                 1993       200,000            0             0           52,000          5,000           13,848
                               1992       190,000            0             0           45,988          4,800           14,090

Michael P. Carroll             1994     $ 185,004      $ 4,810      $190,000         $      0          8,700           15,438
Vice President,                1993       175,000            0             0           48,825          4,400           14,190
Chief Financial Officer        1992       163,417            0             0           51,750          4,700           13,597

Douglas A. Berthiaume          1994     $ 226,664***   $     0             0         $      0              0        1,566,536
Senior Vice President          1993       340,000            0             0                0         21,000           35,133
(President, Waters             1992       315,000            0             0                0         22,000           36,734
Chromatography Division)

Jack T. Johansen               1994     $ 200,000***   $     0             0         $      0              0        1,017,192
Senior Vice President,         1993       300,000            0             0                0         16,000           25,848
Science and Technology         1992       283,000            0             0                0         19,500           24,360

FOOTNOTES TO SUMMARY COMPENSATION TABLE

* and ** Column captioned "Other Annual Compensation" (personal benefits and perquisites) has not been included, as compensation in the form of personal benefits for 1994 did not exceed the lesser of $50,000 or 10% of compensation (salary plus bonus) reported above for executive officers individually. Column captioned "Payouts" has not been included because Millipore does not have any long term incentive plans.
*** Compensation paid to the named officers for the period January-August, 1994, prior to their termination of employment in connection with the sale of the Waters Chromatography and Biosearch Divisions, respectively.

(1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the fiscal years specified.

(2) Amounts allocated pursuant to the Corporation's Cash Profit Sharing Plan, a bonus plan tied to Millipore's pre-tax return on average equity in which all domestic employees of Millipore with at least one year of service participate in proportion to their cash compensation. An allocation of 2.6% of eligible payroll was made in 1994, and paid in March of 1995.

(3) In connection with the divestitures of the Waters Chromatography and Biosearch Divisions and the related downsizing of corporate infrastructure, the Board of Directors at its November meeting authorized the payment of a special, one-time bonus of $190,000 to each of the five individuals named in the Table as well as three other key members of management. The amount of the bonus was based on a subjective evaluation of the efforts of those individuals who carried the primary responsibility for designing and carrying out the restructuring initiatives in 1993 and 1994. The use of the after-tax proceeds of the bonus was restricted solely to the exercise of previously granted stock options and the payment of taxes occasioned by such exercise. The result is that as of February 28, 1995, the five named individuals own outright Millipore Common Stock having a market value equal to approximately 4.0 times their average aggregate 1995 base pay.

(4) Determined by multiplying the number of Restricted Shares awarded by the closing price of Millipore Common Stock on the date the Committee approved the grant. On December 31, 1994, the total number/current market value of Restricted Stock (determined by multiplying the number of shares by the closing price of Millipore Common Stock on December 31, 1994 ($48.375/share)) held by the above-named executive officers was as follows:
    Mr. Gilmartin, 2400 shares/$116,100; Mr. Jacoby, 1700 shares/$82,238; Mr. Lary 6000 shares/$290,250 and Mr. Carroll 6,100 shares/$295,088. Dividends are paid on Restricted Stock at the same rate as are paid to all stockholders.

(5) Stock options are granted by the Committee in December of each year and relate to the cash compensation of the named executive officer for the following year. (See "Stock Options Granted in 1994" and "Compensation Committee Report on Executive Compensation at Millipore").

(6) Includes: (a) amounts contributed by the Company under its tax-qualified defined contribution profit sharing plan to Messrs. Gilmartin, Nunes, Jacoby, Lary and Carroll of $10,038 each; (b) Company "matching" contributions on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $3,080 each to Messrs. Gilmartin, Nunes and Jacoby and $1,540 to Mr. Carroll; (c) total amounts deferred under the Company's non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans: $59,170; $19,270; $8,170, $4,350 and $3,860, to Messrs.
    Gilmartin, Nunes, Jacoby, Lary and Carroll, respectively. Amounts indicated for Messrs. Berthiaume and Johansen represent contributions of $4,536 and $14,192, respectively, under the Company's qualified and non-qualified plans for the period during which each served as an executive officer and further payments of $1,562,000 and $1,000,000 to Messrs. Berthiaume and Johansen, respectively, for transition services rendered in connection with the divestitures of the Company's Waters Chromatography and Biosearch Divisions. ( See "Executive Termination Agreements," p. 15.)

STOCK OPTIONS GRANTED IN 1994

     The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table (i) the number of shares of Millipore Common Stock, $1.00 par value, subject to stock options granted under the Millipore Corporation 1985 Combined Stock Option Plan ("1985 Plan") during the period January 1, 1994-December 31, 1994, (ii) the percentage that each grant represents of the total number of shares subject to stock options granted under the 1985 Plan to all employees during the period; (iii) the exercise price; (iv) the expiration date and (v) the potential realizable value of the options granted assuming the market price of the underlying Millipore Common Stock appreciates annually in value by the percentages indicated during the term of the option (December 8, 1994 - December 8, 2004). Under the 1985 Plan, no options may be granted to Directors who are not employees of Millipore.

                                                                            POTENTIAL REALIZABLE
                                     INDIVIDUAL GRANTS(1)                     VALUE AT ASSUMED
                       -------------------------------------------------      ANNUAL RATES OF
                                    % OF                                  STOCK PRICE APPRECIATION
                                    TOTAL                                    FOR OPTION TERM(2)
                                   OPTION                                --------------------------
                                   GRANTED                                EXERCISE      EXERCISE
                       OPTIONS       TO        EXERCISE OR                  PRICE         PRICE
                       GRANTED    EMPLOYEES    BASE PRICE    EXPIRATION       +             +
        NAME             (#)       IN 1994      ($/SHARE)       DATE     5%($77.22)   10%($122.70)
- ---------------------  -------    ---------    -----------   ----------- -----------  -------------
John A. Gilmartin....  35,000       13.1%        $47.375      12/8/2004  $1,044,575    $ 2,636,375
Geoffrey Nunes.......  12,000        4.5%        $47.375      12/8/2004     358,140        903,900
Douglas B. Jacoby....  13,100        4.9%        $47.375      12/8/2004     390,969        986,757
John E. Lary.........   8,900        3.3%        $47.375      12/8/2004     265,620        670,392
Michael P. Carroll...   8,700        1.5%        $47.375      12/8/2004     259,651        655,327
Douglas A.
  Berthiaume.........       0
Jack T. Johansen.....       0

(1) The 1985 Plan provides that all options shall be exercisable at a price of not less than 100% of the fair market value of Millipore Common Stock on the date of grant, subject to adjustment by the Board of Directors to reflect stock splits or stock dividends. Options become exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant and all options expire no later than 10 years after the date of grant. Options expire upon termination of employment, except that exercise after termination of employment is provided for in cases where employment terminates on retirement or with the consent of Millipore or as a result of incapacity or death. Options can be exercised by delivery of cash or shares of Millipore Common Stock having a fair market value on the date of delivery equal to the full purchase price. In the event of certain corporate transactions or a change in the composition of the Board of Directors giving rise to an "impending change of control" all options previously granted to certain executive officers become immediately exercisable (see "Executive Termination Agreements" below).

(2) Assumes the market price of the underlying Millipore Common Stock appreciates in value by the percentages indicated during the period 1994 (date of option grant) - 2004 (date of option expiration) and has been reduced to reflect the cost to the executive of the exercise of the option. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. Of course, any stock appreciation will benefit all Millipore stockholders. There can be no assurance that the amounts reflected in the table will be achieved.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1994 AND DECEMBER 31, 1994 VALUES OF UNEXERCISED STOCK OPTIONS

     The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to unexercised options to purchase Millipore Common Stock granted in 1994 and prior years under the 1985 Plan.

                                                                                            VALUE OF
                                                                         NUMBER OF         UNEXERCISED
                                                                        UNEXERCISED       IN THE MONEY
                                                                        OPTIONS AT         OPTIONS AT
                                                                         12/31/94          12/31/94(2)
                                                                       -------------      -------------
                                SHARES ACQUIRED         VALUE          EXERCISABLE/       EXERCISABLE/
NAME                            ON EXERCISE(#)      REALIZED($)(1)     UNEXERCISABLE      UNEXERCISABLE
- -----                           ---------------     --------------     -------------      -------------
John A. Gilmartin.............        5,144            $153,356           217,581/         $ 3,289,132/
                                                                           111,500            1,092,875

Geoffrey Nunes................       35,386            $888,348            48,020/         $   656,679/
                                                                            39,875              397,125

Douglas B. Jacoby.............        6,750            $135,844            35,630/         $   490,361/
                                                                            35,850              327,069

John E. Lary..................            0                   0            17,095/         $   235,661/
                                                                            16,875              119,159

Michael P. Carroll............            0                   0            14,197/         $   197,676/
                                                                            15,350              100,481

Douglas A. Berthiaume.........        6,556            $195,861           116,825/         $ 1,783,899/
                                                                                 0                    0

Jack T. Johansen..............       18,000            $339,000            84,000/         $ 1,242,063/
                                                                                 0                    0

- ---------------

(1) Measured by the difference between the exercise price of the option and the fair market value of Millipore
    Common Stock on the date of exercise.

(2) Measured by the difference between the closing market value of Millipore Common Stock on December 31, 1994
    ($48.375 per share) and the exercise price of the option.



PENSION PLANS

     The Retirement Plan for Employees of Millipore Corporation ("Retirement Plan") is a tax-qualified defined benefit "floor" plan which is designed to coordinate with the benefits available to participants under the Company's tax-qualified defined contribution profit sharing plan ("Participation Plan") to provide certain retirement benefits to eligible employees. An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. There is no deduction or offset from benefits payable to employees under the Retirement Plan for amounts employees receive from Social Security or other sources. The Retirement Plan provides a minimum level of benefits based on service, age and final average compensation (which compensation is computed in the same manner as the cash compensation amounts (salary plus bonus (excluding the Special Bonus)) set forth in the Summary Compensation Table) with a reduction in the benefit formula for less than thirty years of service and age less than 62.

     Officers participate in the Retirement Plan on the same basis as other Millipore employees. As of December 31, 1994 full years of credited service under the Retirement Plan for certain officers were: Mr. Gilmartin -- 15 years; Mr. Nunes -- 18 years; Mr. Jacoby -- 19 years; Mr. Lary -- 11 years and Mr. Carroll -- 9 years.

     Millipore also maintains a supplemental non-qualified plan (the "Supplemental Plan") to provide certain executive employees with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of retirement benefits and deferred compensation which may be received under the Company's tax-qualified plans.

     The table below shows the estimated annual benefits payable in 1994 under the Retirement Plan and the Supplemental Plan. Retirement benefits shown are based upon retirement at age 65 and the payment of a single life annuity, to persons in the specified compensation and years of service categories:

                                                      ESTIMATED ANNUAL MINIMUM RETIREMENT
                                                BENEFITS FOR INDICATED YEARS OF CREDITED SERVICE
  AVERAGE EARNINGS DURING FIVE                  ---------------------------------------------------
  HIGHEST CONSECUTIVE YEARS IN                                                        30 (AND MORE
FIFTEEN YEARS PRIOR TO RETIREMENT                 15           20           25       THAN 30) (1)
- ---------------------------------               -------      -------     --------     ------------
            $ 125,000 ......................     25,527       34,053       42,528        51,054
            $ 150,000 ......................     30,965       41,307       51,587        61,929
            $ 175,000 ......................     36,402       48,560       60,646        72,804
            $ 200,000 ......................     41,840       55,814       69,705        83,679
            $ 225,000 ......................     47,277       63,088       78,763        94,554
            $ 250,000 ......................     52,715       70,321       87,822       105,429
            $ 300,000 ......................     63,590       84,828      105,940       127,179
            $ 400,000 ......................     85,340      113,843      142,176       170,679
            $ 450,000 ......................     96,215      128,350      160,293       192,429
            $ 500,000 ......................    107,090      142,857      178,411       214,179
            $ 550,000 ......................    117,765      157,365      196,529       235,929
            $ 600,000 ......................    128,840      171,872      214,647       257,679
            $ 650,000 ......................    139,715      186,379      232,764       279,429
            $ 700,000 ......................    150,590      200,886      250,882       301,179
            $ 750,000 ......................    161,465      215,394      269,000       322,929
            $ 800,000 ......................    172,340      229,900      287,118       344,679

- ---------------
(1) There is no additional benefit payable under the Retirement Plan for years of service in excess of 30.


EXECUTIVE TERMINATION AGREEMENTS

     Millipore entered into agreements with Messrs. Gilmartin, Nunes, Jacoby and Carroll to provide them with certain severance benefits in the event of an actual or impending "Change of Control" of Millipore. (Such agreements had also been entered into with Messrs. Berthiaume and Johansen but were terminated at the time of the divestitures of the Waters Chromatography and Biosearch Divisions, see below). In substance, a Change of Control shall be deemed to have occurred when any person becomes the beneficial owner, directly or indirectly, of 20% of Millipore's then outstanding Common Stock or if those members who constituted a majority of the Board of Directors cease to be so. An "Impending Change of Control" means any event or circumstances which gives rise to a threat or likelihood of a Change of Control, whether or not it is approved by Millipore's management or directors.

     The executive officers who have entered into agreements with Millipore will be provided with benefits in the event that their employment with Millipore is terminated pursuant to or following a Change of Control. Each agreement provides that if the executive officer remains in Millipore's employ for at least 6 months following an event giving rise to an Impending Change of Control and, pursuant to or following a Change of Control, the employment of the executive officer is terminated, the executive officer will then receive the severance benefits. Generally, these benefits include: a lump sum termination payment equal to 24 months of salary at the highest rate received during the past three years (if such provisions had been triggered during 1994, the amounts payable to Messrs. Gilmartin, Nunes, Jacoby and Carroll would have been $1,400,000, $640,000 $464,000 and 370,008, respectively) and a supplemental retirement benefit at age 65 for those executives whose tenure with Millipore at the time of such termination is less than that required under the Retirement Plan for full retirement benefits to make up either in whole or in part for any such shortfall. Further, in the event of an Impending Change of Control, options for purchase of shares of Common Stock become exercisable immediately and executive officers are given the right to sell to Millipore all shares held (or acquired within 90 days following a Change of Control) at a price equal to the highest price paid within 90 days prior to the exercise of such right.

     In November 1993 the Board of Directors approved a plan to divest its Waters Chromatography and Biosearch Divisions. In connection with the proposed divestitures, the Company cancelled the executive termination agreements with Douglas A. Berthiaume and Jack T. Johansen, senior officers of the Waters Chromatography and Biosearch Divisions, respectively (referred to above), and to ensure continuity of management until the sale of each business was completed, entered into severance agreements with them. Upon completion of the divestitures in August, 1994, Messrs. Berthiaume and Johansen received the incentive bonus payments reflected in the "Summary Compensation Table" (p.11). In addition, the vesting scheduled for all unexercised stock options and Restricted Stock held by each officer accelerated to the closing date of each transaction. The agreement with Mr. Johansen also provides for the payment to him of a total of twenty four months of compensation ($600,000.00) through the period ending August, 1996.

COMPARATIVE PERFORMANCE GRAPH

     The graph below compares the five-year cumulative total return, including the reinvestment of all dividends, starting from "100" on December 31, 1989 through December 31, 1994, among Millipore, the S&P 500 Index and the S&P Manufacturing-Diversified Industrial Index (including Millipore). It assumes $100 invested on December 31, 1989 in each of the two indices and in Millipore.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                                  [CHART]
                                                          S&P MANU-
                                                          FACTURING-
      MEASUREMENT PERIOD                                 DIVERSIFIED
    (FISCAL YEAR COVERED)               S&P 500          INDUSTRIAL        MIL
- --------------------------------------------------------------------------------
1989                                    100.00            100.00          100.00
1990                                     96.90             99.13          137.60
1991                                    126.42            121.51          142.63
1992                                    136.05            131.71          138.40
1993                                    149.76            159.89          159.17
1994                                    151.74            165.51          194.81

     The information which forms the basis for the graph above has been provided by Standard & Poor's Compustat, a division of McGraw-Hill.


                      OWNERSHIP OF MILLIPORE COMMON STOCK

MANAGEMENT OWNERSHIP OF MILLIPORE COMMON STOCK

     The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, as of February 28, 1995, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group. This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares.

    NAME                                         SHARES BENEFICIALLY OWNED (1)      % OF CLASS
    ----                                         -----------------------------      ----------
    Charles D. Baker..........................                 6,700                   *
    Samuel C. Butler..........................                 4,043                   *
    Michael P. Carroll........................                20,944                   *
    John A. Gilmartin.........................               269,254                 1.16%
    Mark Hoffman..............................                 8,500                   *
    Douglas B. Jacoby.........................                37,984                   *
    John E. Lary..............................                28,437                   *
    Gerald D. Laubach.........................                 5,700                   *
    Steven Muller.............................                 5,900(2)                *
    Geoffrey Nunes............................                82,018                   *
    Thomas O. Pyle............................                 5,700                   *
    John F. Reno..............................                 1,750                   *
    All Directors and Executive Officers as a
      Group (13 persons including those listed
      above)..................................               486,306(3)(4)

- ---------------

  * None of these officers or directors owns as much as 1.0% of Millipore Common Stock.

(1) Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 1989 Stock Option Plan for Non-Employee Directors which the following directors have the right to acquire within 60 days: Messrs. Baker, Hoffman, Laubach, Muller and Pyle, 5,500 shares each; Mr.Butler 3,000 shares and Mr. Reno, 750 shares; and (ii) shares subject to stock options under the Millipore Corporation 1985 Combined Stock Option Plan which the following executive officers have the right to acquire within 60 days: Mr. Gilmartin, 213,895 shares; Mr. Nunes, 45,518 shares; Mr. Jacoby, 33,185 shares; Mr. Lary 14,700 shares and Mr. Carroll 11,560 shares.

(2) Of shares shown as owned by Dr. Muller, 400 are held for his benefit under a deferred compensation plan maintained by the John Hopkins University. Dr. Muller does not have voting power over these shares.

(3) Includes 355,604 shares subject to acquisition by Directors and Officers within 60 days through the exercise of stock options. The foregoing aggregate figure represents approximately 2.1% of the issued and outstanding stock on such date.

(4) Does not include 6,339 shares of Millipore Common Stock to which those directors who have elected to defer all or part of their compensation may elect to receive upon retirement from the Board.


     Section 16(a) of the Securities Exchange Act of 1934 requires Millipore's Directors and Officers and persons who own more than 10 percent of Millipore's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates. All of these filing requirements were satisfied. Millipore has relied solely on written representations of its Directors and Officers and copies of the reports they have filed with the Securities and Exchange Commission.

ADOPTION OF NEW EMPLOYEES' STOCK PURCHASE PLAN

     Millipore has maintained in effect an Employees' Stock Purchase Plan for the benefit of all employees of Millipore and its subsidiaries. The 1984 Employees Stock Purchase Plan (approved by the stockholders in April 1985) provided that it terminate as of April 30, 1995. Management believes that affording eligible employees the opportunity to acquire shares of Millipore Common Stock through an Employees' Stock Purchase Plan will continue to provide employees with a performance incentive and encourage employee identification with Millipore's long-term goals. The Plan gives employees of Millipore and its subsidiaries a continuing opportunity, by means of payroll deductions, to purchase shares of Millipore Common Stock through a series of annual offerings of such shares. Millipore's Board of Directors adopted a new Millipore Corporation Employees' Stock Purchase Plan (the "Purchase Plan") on February 9, 1995, the terms of which are substantially identical to the 1984 Purchase Plan. Stockholder approval of the Purchase Plan is necessary to assure favorable tax treatment of stock purchases thereunder (see "Federal Tax Aspects of the Purchase Plan" below).

  Description of the Purchase Plan

     Employees of Millipore and its subsidiaries who have been continuously employed for at least 90 days as of May 1 of each year are eligible to participate in the Purchase Plan. In 1994 approximately 5,700 employees were eligible to participate in the Purchase Plan. No executive officer participated in the Purchase Plan during the last completed fiscal year. The Purchase Plan provides for annual offerings of Millipore Common Stock for a twelve month purchase period (a "Purchase Period") commencing May 1 of each year (the "Offering Date"). Millipore Common Stock may be purchased during each Purchase Period at the lesser of 100% of "fair market value" on the Offering Date or 100% of fair market value at the time a purchase is made. "Fair market value" is defined as the closing price for Millipore stock on the New York Stock Exchange on the composite tape on the last business day prior to the Offering Date, or if no sale of the stock shall have been made on the New York Stock Exchange on that day, on the next preceding day on which there was a sale of such stock. As of the Offering Date, each employee is allocated a fixed number of shares which he may purchase during that Purchase Period. This allocation is based upon a uniform number of shares for each $1,000 of compensation received. Employees authorize payroll deductions which are held in individual accounts until sufficient funds are accumulated in order to effectuate a purchase of shares, which is done on a monthly basis with certificates issued quarterly. The maximum deduction which an employee may authorize under the Purchase Plan is 25% of compensation.

     The Purchase Plan is administered by a committee of employees appointed by the Board of Directors. The Purchase Plan authorizes 200,000 shares of Millipore Common Stock for sale pursuant to its provisions. As of February 1, 1995, approximately 17,000 shares were available under the prior Purchase Plan. Any balance of unused shares under the prior plan at the time of its expiration on April 30, 1995 will be transferred to the Purchase Plan with the difference between the number of such transferred shares and the 200,000 shares authorized by the Purchase Plan to be allocated out of authorized, but unissued or treasury shares. The Purchase Plan provides that, subject to stockholder approval, it shall take effect May 1, 1995, and shall continue until the end of the Purchase Period in 2005.

  Federal Tax Aspects of Purchase Plan

     The Purchase Plan is intended to be an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1954. As a general matter, an employee who remains in the employ of Millipore and holds the shares acquired under the Purchase Plan for the longer of one year from the Offering Date for those shares or one year from the date they were purchased, will not realize any taxable income upon purchase of such shares. The employee's basis in stock acquired under the Purchase Plan, for the purpose of determining gain or loss on subsequent sales of such shares, will be his purchase price, and any gain or loss upon sales occurring after twelve months following the purchase by the employee will be long-term capital gain or loss. In the event that an employee disposes of such shares sooner than the periods referred to above, he will recognize ordinary taxable income in an amount equal to the excess of the fair market value on the date of purchase over the purchase price. Millipore will not be entitled to any tax deduction in connection with the grant or exercise of purchase rights under the Purchase Plan unless an employee disposes of shares acquired under the Purchase Plan within the time periods described above, in which case Millipore will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the employee at the time of such disposition.

  Reasons for the Adoption of the Purchase Plan

     As noted above, management believes that it is important that all employees be provided an opportunity to share in the growth in the equity value of Millipore. Such an opportunity provides a performance incentive and serves to strengthen employee morale. The Purchase Plan authorizes 200,000 shares for purchase thereunder. It is anticipated that, based upon current levels of participation in the prior purchase plan, these shares should be adequate for the life of the Purchase Plan. In the event stockholder approval is not obtained, the Purchase Plan will not take effect.

     A FAVORABLE VOTE BY STOCKHOLDERS WHO HOLD AT LEAST A MAJORITY OF THE COMMON STOCK OF MILLIPORE PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND VOTING THEREON IS REQUIRED FOR THE ADOPTION OF THE EMPLOYEES STOCK PURCHASE PLAN.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE EMPLOYEES' STOCK PURCHASE PLAN.

ADOPTION OF MILLIPORE MANAGEMENT INCENTIVE PLAN

     Through 1994 Millipore has had no cash bonus program for executives except for their participation in a modest cash award apportioned among all domestic employees in proportion to salaries and wages. During 1994 this compensation practice was reviewed and in December 1994 the Board approved a Management Incentive Plan ("Incentive Plan") that links a substantial portion of annual cash compensation to achievement of corporate performance goals and individual performance goals that are to be set annually by the Management Development and Compensation Committee. The Incentive Plan provides for its phase-in over two calendar years. As a result, base annual compensation for executive officers, including those named in the Summary Compensation Table, was substantially reduced for 1995 and may be further reduced for 1996 (see "New Plan Benefits Table" for 1995 base annual compensation).

  Description of the Incentive Plan

     The purpose of the Incentive Plan is to compensate senior management according to achievement of specific performance goals tied to strategic business priorities. Corporate performance goals, such as sales growth, profitability enhancement and increased cash flow, will be established and "weighted" each year by the Management Development and Compensation Committee. These corporate goals and their relative weighting for the payout formula will be based upon corporate objectives reflected in the annual budget, and the setting of these goals will be integrated with the submission of the budget to the Board of Directors. Levels of corporate performance will be defined in relation to the corporate goals as "threshold" performance, which represents minimum performance for which any Incentive Plan bonus will be payable; "target" performance, which represents typically the budgeted performance; and "stretch" performance, which represents a level of corporate performance considered to be outstanding. At target corporate performance and satisfactory performance of individual goals, compensation of Millipore's executive officers will be at the average of aggregate compensation paid by the companies to which Millipore compares itself, or within ten percent above such average figure, depending upon factors historically used by Millipore to measure reasonableness of executive compensation. If corporate performance is below the target performance, but above the threshold, some bonus will be payable, but not full target bonus; if corporate performance exceeds target, extra bonus will be payable.

     In addition to corporate financial performance goals, threshold, target and stretch goals will be established for all business divisions and, in the future, certain key geographies, and these divisional and geographic goals will be used to determine, in part, the bonuses paid to managers of the divisions. No bonus will be paid if corporate performance fails to reach threshold. Besides corporate and divisional goals, the Committee will establish personal goals for the Chief Executive Officer, and will supervise the establishment by the Chief Executive Officer of the personal goals for the other executive officers of the Corporation. Personal goals will be measured by one or more of the following: product and market development; human resource development and customer satisfaction programs; operating efficiencies and process improvement. The mix of corporate financial performance and individual performance that will go into the actual bonus will be established by the Management Development and Compensation Committee. Corporate performance will comprise at least two thirds of the bonus entitlement of the Chief Executive Officer and those other executive officers with no divisional or geographic responsibilities. The bonus award to any one participant cannot exceed $1 million in any one year.

     The Incentive Plan is administered by the Management Development and Compensation Committee, all of the members of which are "outside directors" and are ineligible to participate in the Incentive Plan. The Committee is empowered to interpret the application of the Incentive Plan in any particular instance, and may make adjustments in corporate results to compensate for the occurrence of unanticipated events such as acquisitions, divestitures and the like. Had the Incentive Plan been in effect in 1994, approximately 60 executive officers and key employees would have been eligible to participate.

  Federal Tax Aspects of Incentive Plan

     Cash Incentive compensation to be paid to participants under the Incentive Plan is considered taxable income in the year paid. Nonetheless, for compensation disclosure purposes, such compensation is considered "paid" in the year earned.

     In 1993, the Internal Revenue Code of 1986 (the "Code") was amended to add
Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to those of the Company's senior executives who are required to be named in the Summary Compensation Table. Certain performance based compensation plans approved by stockholders are not subject to the deduction limit. The effect of stockholder approval of the Incentive Plan is to enable the Company to deduct bonus awards that would raise compensation above $1 million if the conditions for deductibility otherwise are met. Millipore does not anticipate that compensation of any executive officer will exceed $1 million in 1995.

  Reasons for the Adoption of the Incentive Plan

     As noted above, management believes that adoption of the Incentive Plan will enhance overall performance of Millipore's executive officers and other key employees by tying a significant portion of executive compensation to the Company's success in meeting short-term performance goals. In the event stockholders fail to approve the adoption of the Incentive Plan, management will determine an appropriate course of action.

     A FAVORABLE VOTE BY STOCKHOLDERS WHO HOLD AT LEAST A MAJORITY OF THE COMMON STOCK OF MILLIPORE PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND VOTING THEREON IS REQUIRED FOR THE ADOPTION OF THE MANAGEMENT INCENTIVE COMPENSATION PLAN.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE MILLIPORE MANAGEMENT INCENTIVE PLAN.

NEW PLAN BENEFITS TABLE -- MANAGEMENT INCENTIVE PLAN

     The following table sets forth as to those executive officers of Millipore who are participants in the Management Incentive Plan (the "Incentive Plan") and who are listed in the Summary Compensation Table (i) 1995 base cash compensation and (ii) the incentive bonus payable to the named individual under the Incentive Plan upon achievement of the goal indicated: Target; Threshold; Stretch. Incentive bonus amounts represent successful completion of all performance criteria for the goal indicated. Since the Incentive Plan will be phased-in over two years, in the years subsequent to 1995 the differential between the Total Cash Compensation to be paid at Target and to be paid at Stretch could be substantially greater than reflected in the table below. There can be no assurance that all criteria for a specific goal will be achieved and that the amounts reflected in the table will be paid.

- ------------------------------------------------------------------------------------------------------------------------------
                                                TARGET                            THRESHOLD                   STRETCH
- ------------------------------------------------------------------------------------------------------------------------------
                                                             TOTAL CASH    THRESHOLD    TOTAL CASH    STRETCH     TOTAL CASH
                     1995        TARGET         TARGET       COMPENSATION   (50% OF    COMPENSATION   (200% OF   COMPENSATION
      NAME        BASE SALARY  INCENTIVE (%)  INCENTIVE ($)   AT TARGET     TARGET)    AT THRESHOLD   TARGET)     AT STRETCH
- ------------------------------------------------------------------------------------------------------------------------------
    John A.
    Gilmartin     $  525,600      25%         $ 131,400      $  657,000    $  65,700    $  591,300    $262,800     $  788,400
- -----------------------------------------------------------------------------------------------------------------------------
    Geoffrey
    Nunes         $  285,718      12%         $  34,286      $  320,004    $  17,143    $  302,861    $68,572      $  354,290
- -----------------------------------------------------------------------------------------------------------------------------
    Douglas B.
    Jacoby        $  249,996      12%         $  30,000      $  279,996    $  15,000    $  264,996    $59,999      $  309,995
- -----------------------------------------------------------------------------------------------------------------------------
    John E.
    Lary          $  195,516      12%         $  23,462      $  218,978    $  11,731    $  207,247    $46,924      $  242,440
- -----------------------------------------------------------------------------------------------------------------------------
    Michael P.
    Carroll       $  181,674      12%         $  21,801      $  203,475    $  10,900    $  192,574    $43,602      $  225,276
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
    Executive
    Officers(6)
    persons
    including
    those
    listed
    above         $1,618,504                  $ 262,549      $1,881,053    $ 131,274    $1,749,778    $525,097    $2,143,601
- ----------------------------------------------------------------------------------------------------------------------------
    All
    Other
    Employees(54)
    persons
    excluding
    those
    listed
    above         $6,866,580                  $ 424,853      $7,291,433    $ 212,429    $7,079,009    $849,715    $7,716,295
- ----------------------------------------------------------------------------------------------------------------------------

OTHER PRINCIPAL HOLDERS OF MILLIPORE COMMON STOCK

     As of February 24, 1995, the following persons are believed by Millipore to be the beneficial owners of more than 5% of Millipore Common Stock, Millipore's only class of voting securities:

                                                                      AMOUNT AND NATURE
                                                                        OF BENEFICIAL        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                      OWNERSHIP          OF CLASS
- ------------------------------------                                 -----------------      ---------
The Regents of the University of California....................        1,674,800(1)         6.78%
  2199 Addison Street
  Berkeley, CA 94720
State Street Research & Management Company.....................        1,496,700(2)         6.48%
  One Financial Center
  Boston, MA 02111
  (a wholly-owned subsidiary of Metropolitan Life Insurance
  Company)
Goldman Sachs & Co.............................................        1,507,810(3)         6.10%
  85 Broad Street
  New York, NY 10004

- ---------------

(1) Sole voting and dispositive power with respect to all of such shares.

(2) Sole dispositive power with respect to all of such shares; sole voting power with respect to 1,408,100 shares. All shares are owned by clients of State Street Research & Management Company (a registered investment adviser).  State Street Research & Management Company disclaims beneficial interest in all of the shares reported.


(3) Goldman, Sachs & Co. shares dispositive power with respect to all of such shares (and shares voting power with respect to 1,188,310, of these shares) with its parent holding company, The Goldman Sachs Group, L.P. With the exception of 12,611 shares, all of these shares are held for investment advisory and discretionary customer accounts as to which Goldman Sachs and its parent disclaim beneficial ownership.

    The foregoing information is based upon information received from the beneficial owners as well as Schedule 13G reports filed with the Securities and Exchange Commission by the above beneficial owners in January-February 1995.

                                 ACCOUNTANTS

    Since 1970, Coopers & Lybrand, independent public accountants, have reported on Millipore's annual financial statements, and management, based upon the recommendation of the Audit and Finance Committee of the Board of Directors, has selected that firm as Millipore's independent public accountants for fiscal 1995. The Audit and Finance Committee has also reviewed and approved the scope and nature of the services to be performed for Millipore by Coopers & Lybrand. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate stockholder questions. See "Management and Election of Directors" for names of those Directors comprising the Audit and Finance Committee.

    Millipore's financial statements for 1994 were examined and reported upon by Coopers & Lybrand. In connection with this examination they also reviewed Millipore's Annual Report, its quarterly financial statements and its filings with the Securities and Exchange Commission, examined and reported upon the financial statements of Millipore's retirement plans, and provided consultation concerning the financial statement implications of various matters under consideration.

                            STOCKHOLDER PROPOSALS

    The deadline for receipt of stockholder proposals for inclusion in Millipore's 1996 Proxy Statement is November 13, 1995. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 80 Ashby Road, Bedford, Massachusetts 01730. Attention: Geoffrey Nunes, Senior Vice President and General Counsel, on or before the foregoing date.

                           FORM 10-K ANNUAL REPORT

    Stockholders may obtain without charge a copy of Millipore's Annual Report on Form 10-K for the year ended December 31, 1994, by writing to Geoffrey E. Helliwell, Director of Investor Relations, Millipore Corporation, 80 Ashby Road, Bedford, Massachusetts 01730.

                                OTHER BUSINESS

    The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

                                            Millipore Corporation

March 17, 1995

                       MILLIPORE CORPORATION
                       ---------------------
                1995 EMPLOYEES' STOCK PURCHASE PLAN
                -----------------------------------


        The purpose of the Millipore Corporation 1995 Employees' Stock Purchase Plan (the "Plan") is to provide employees of Millipore Corporation (the "Corporation") and its subsidiary corporations a continuing opportunity to purchase the Corporation's Common Stock (the "Common Stock") through annual offerings. Two hundred thousand (200,000) authorized but unissued or treasury shares of Common Stock in the aggregate may from time to time be reserved for this purpose by the Board of Directors of the Corporation. It is intended that this Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

        1. ADMINISTRATION. The Plan shall be administered by a committee appointed by the Board of Directors of the Corporation (the "Committee"). The Committee shall consist of no fewer than three members, some or all of whom may but need not be members of the Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies of the Committee, however caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Actions pursuant to the affirmative vote of a majority of the members of the Committee present at any meeting or pursuant to the written consent of a majority of the members of the Committee shall be valid action of the Committee. The interpretation and construction by the Committee of any provision of the Plan or of any option granted under it shall be final unless otherwise determined by the Board of Directors. No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

        2. DEFINITIONS. In addition to the definitions provided elsewhere in this Plan, the following terms shall have the meanings set forth below:

        "Date of Offering" shall be the first day of May in each year.

        "Parent corporation" and "subsidiary corporation" shall have the meanings set forth in Section 425(c) and (f) of the Code.

        "Total compensation" means an employee's regular straight time earnings, including payments for overtime, shift premium, incentive compensation, bonuses, and other special payments.

        "Working Day" means a day other than a Saturday, Sunday or scheduled holiday.

        3. ELIGIBILITY. All employees of the Corporation and its subsidiaries who have been continuously employed by the Corporation and/or any of its subsidiaries for ninety days shall be granted purchase rights under the Plan to purchase Common Stock. Each eligible employee shall be granted a purchase right effective on the next succeeding Date of Offering. In no event may an employee be granted a purchase right if such employee, immediately after the purchase right is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of its parent corporation or subsidiary corporation. For purposes of determining stock ownership under this paragraph, Section 424(d) of the Code shall apply and stock which the employee may purchase under the outstanding options shall be treated as stock owned by the employee. For purposes of this Section 3, the term "employee" shall not include an employee whose customary employment is not more than five (5) months in any calendar year.

        4. OFFERINGS. The Corporation will make one annual offering to employees to purchase stock under the Plan. The terms and conditions for the offering shall define the duration of the offering and shall specify the amount of stock that may be purchased thereunder. The fixed term of any offering shall include a Purchase Period of 12 months duration commencing with the Date of Offering. The amounts received as Total Compensation by an employee shall constitute the measure of such employee's participation in the offering in accordance with Section 7.

        5. ACCRUAL LIMITATION. No offering shall be effective to grant to any employee a purchase right which permits his rights to purchase stock under all "employee stock purchase plans" of the parent or any subsidiary corporation to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such purchase right is granted) for each calendar year in which such option is outstanding at any time.

        For purposes of this paragraph:

        (A) the right to purchase stock under a purchase right accrues when the purchase right (or any portion thereof) first becomes exercisable during the calendar year;

        (B) the right to purchase stock under a purchase right accrues at the rate provided in the purchase right, but in no case may such rate exceed $25,000 of the fair market value of such stock (determined at the time such purchase right is granted) for any one calendar year; and

        (C) a right to purchase stock which has accrued under one purchase right granted pursuant to the Plan may not be carried over to any other purchase right.

        6. STOCK. The stock subject to the purchase rights shall be shares of the Corporation's authorized but unissued or treasury shares. The aggregate number of shares which may be issued under all purchase rights granted under this Plan shall not exceed 200,000 shares of Common Stock.

        7. TERMS AND CONDITIONS OF PURCHASE RIGHTS. Purchase rights granted pursuant to the Plan shall be in such form as the Committee may from time to time recommend and the Board of Directors shall from time to time approve, provided that all employees granted purchase rights shall have the same rights and privileges (except as otherwise required by Section 5) and provided further that such purchase rights shall comply with and be subject to the following terms and conditions:

        (a) NUMBER OF SHARES. Each purchase right granted thereunder shall provide that the grantee may purchase a uniform fixed number of shares of Common Stock, as specified in each offering, for each $1,000 and each fraction thereof of total compensation earned by the employee in the employment of the Corporation and/or any of its subsidiary corporations during the calendar year immediately preceding the Date of Offering. Provided, however, that for eligible employees who have completed less than one year of service on the Date of Offering, Total Compensation shall be the employee's annual earnings based on the rate of pay at the time of employment by Millipore and its subsidiaries.

     Furthermore, no purchase right may permit the purchase of stock in excess of the amounts set forth in Section 5.

        (b) PRICE. Each purchase right shall state that the price per share shall be an amount equal to the lower of: (a) 100% of the fair market value of each share of Common Stock on the date of the granting of the purchase right (the "Offering Price"); or (b) 100% of the fair market value of each share at the time of exercise (the "Alternative Offering Price"). The fair market value shall be defined as the closing price for the Corporation's stock on the New York Stock Exchange as reported on the composite tape on the last business day prior to the date on which the option was granted, or if no sale of the stock shall have been made on the New York Stock Exchange on that day, on the next preceding day on which there was a sale of such stock. Subject to the foregoing the Board of Directors and the Committee shall have full authority and discretion in fixing the price and be fully protected in doing so.

        8. PARTICIPATION. An eligible employee may participate in such offering at any time during the purchase period by making an election through Benefits Express'd 2001. The election will authorize regular payroll deductions from the employee's compensation starting with the next paycheck when possible.

        9. DEDUCTIONS. The Corporation will maintain payroll deduction accounts for all participating employees. With respect to any offering made under this Plan, an employee may authorize a payroll deduction up to a maximum of 25% of his total compensation during the Purchase Period specified in the offering or during such portion thereof as he may elect to participate, whichever is less. As a minimum, an employee may only authorize a payroll deduction based on his rate of pay at the time of such authorization which will enable him by the end of the Purchase Period to accumulate in his account an amount equal to the Offering Price for one share of stock for that particular offering.

        10. DEDUCTION CHANGES. An employee may at any time increase or decrease his or her payroll deduction by calling Benefits Express'd 2001. The change may not become effective sooner than the next pay period. A payroll deduction may be increased only once and reduced only once during any Purchase Period.

        11. WITHDRAWAL OF FUNDS. An employee may at any time and for any reason permanently draw out the balance accumulated in his account and thereby withdraw from participation in an offering. He may thereafter begin participation again once during the remainder of the Purchase Period specified in the offering. Partial withdrawals will not be permitted.

        12. PURCHASE OF SHARES. As of the last day of each calendar month during any offering, the account of each participating employee shall be totaled and the Alternative Offering Price determined. When a participating employee shall have sufficient funds in his account to purchase one or more full shares at the lower of either the Offering Price or the Alternative Offering Price as of that date, the employee shall be deemed to have exercised his purchase rights to purchase such share or shares at such lower price; his account shall be charged for the amount of the purchase;and shares shall be credited to the employee's Smith Barney Shearson account within 10 days following July 31, October 31, January 31 and April 30 of each Purchase Plan year, for such number of shares as his payroll deductions have purchased during the quarter ending on such dates. Subsequent shares covered by the employee's purchase right will be purchased in the same manner, whenever sufficient funds have again accrued in his account. Payroll deductions may be made under each offering to the extent authorized by the employee, subject to the maximum and minimum limitations imposed for such offering. A separate employee account will be maintained with respect to each offering. A participating employee may not purchase a share under any offering beyond 12 months from the effective date thereof. If an employee does not accumulate sufficient funds in his account to purchase a share within 12 months, he will thereupon be deemed to have withdrawn from the offering to the extent of the unfunded shares and the balance of the amount in his account will be refunded.

        13. REGISTRATION OF CERTIFICATES. Certificates will be registered only in the name of the employee, unless the employee completes and forwards a Transaction Order Form to Smith Barney Shearson instructing that the certificate(s) be issued in the employee's name jointly with a member of his or family, with right of survivorship. An employee who is is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in his or her name as tenant in common with a member of his her family, without right of survivorship. (The Transaction Order Forms are available from the Human Resources Department.)

        14. RIGHTS AS A STOCKHOLDER. None of the rights or privileges of a stockholder of the Corporation shall exist with respect to shares purchased under the Plan unless and until certificates representing such full shares have been issued.

        15. TERMINATION OF EMPLOYMENT EXCEPT BY DEATH. In the event that an employee shall cease to be employed by the Corporation or by any of its subsidiaries for any reason other than death and shall no longer be in the employ of any of them, subject to the condition that no purchase right shall be exercisable after the expiration of 27 months from the date it is granted, such former employee shall have the right to exercise the purchase right at any time within three months after such termination of employment. Whether authorized leave of absence or absence for military or governmental service shall constitute termination of employment for the purposes of the Plan, shall be determined by the Committee, which determination, unless overruled by the Board of Directors, shall be final and conclusive.

        16. DEATH OF GRANTEE AND TRANSFER OF PURCHASE RIGHT. If an employee shall die while in the employ of the Corporation or any of its subsidiaries or within a period of three months after the termination of such employment and shall not have fully exercised a purchase right, the purchase right may be exercised (subject to the condition that no purchase right shall be exercisable after the expiration of 27 months from the date it is granted) at any time within six months after the grantee's death, by the executors or administrators of the grantee or by any person or persons who shall have acquired the purchase right directly from the grantee by bequest or inheritance.

        No purchase right shall be transferable by the grantee otherwise than by will or by the laws of descent and distribution.

        17. PURCHASE RIGHTS NOT TRANSFERABLE. Purchase rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

        18. APPLICATION OF FUNDS. All funds received or held by the Corporation under this Plan may be used for any corporate purpose.

        19. ADJUSTMENT IN CASE OF CHANGES AFFECTING COMMON STOCK. In the event of subdivision of outstanding shares of Common Stock, or the payment of a stock dividend with respect to the Common Stock of 10% or more, the number of shares reserved or authorized to be reserved under this Plan, including shares covered by outstanding grants to participating employees, shall be increased proportionately, and the Offering Price for each participant at such time reduced proportionately, and such other adjustment shall be made as may be deemed equitable by the Committee or by the Board of Directors. In the event of any other change affecting the Common Stock such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

        20. AMENDMENT OF THE PLAN. The Board of Directors may at any time, or from time to time, amend this Plan in any respect, except that no amendment shall be made without the approval of the stockholders of the Corporation (other than as provided in Section 19 (i) increasing or decreasing the number of shares to be reserved under this Plan or (ii) decreasing the purchase price per share.

        21. TERMINATION OF THE PLAN. The Plan and all rights of employees under any offering hereunder shall terminate:

        (a) on the day that participating employees exercise purchase rights to purchase a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair; or

        (b) at any time, at the discretion of the Board of Directors.

        No offering hereunder shall be made which shall extend a Purchase Period beyond April 30, 2005. Upon termination of this Plan, all amounts in the accounts of participating employees shall be promptly refunded.

        22. GOVERNMENTAL REGULATIONS. The Corporation's obligation to sell and deliver Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

        23. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by Millipore Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any purchase right granted thereunder, and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

        24. APPROVAL OF STOCKHOLDERS. The Plan shall not take effect until approved by the stockholders of the Corporation, which approval must occur within the period beginning with the adoption of the Plan by the Board of Directors and ending twelve months after the date the Plan is so adopted.

                  MANAGEMENT INCENTIVE PLAN

                        PLAN DOCUMENT

















                                                        MILLIPORE CORPORATION
                                                                 JANUARY 1995

MANAGEMENT INCENTIVE PLAN                                         PLAN DOCUMENT

PURPOSE
- -------

The purpose of Millipore Corporation's Management Incentive Plan ("Plan") is:

1. To motivate and reward the senior management group for improvements in the year-to-year financial performance of the Corporation.

2.  To motivate and reinforce the following behaviors among senior managers:

    -  Effective  goal-setting tied to key  strategic priorities,

    -  Accountability for goal achievement.

3. To provide a means for making awards that qualify for the performance-based compensation exception described at Section 162(m) of the Internal Revenue Code (the "Code").

PLAN OPERATION
- --------------

The Management Incentive Plan provides cash incentive payments based upon achievement of corporate financial performance goals and achievement of personal goals by Plan Participants, as described below.

1.  Salary Administration

    For positions covered by the Management Incentive Plan, salary levels are established such that, when combined with target incentive opportunities (expressed as a percent of base salary), target total cash compensation is both competitive with comparable companies and equitable within the internal organization.

    The following definitions apply:

    BASE SALARY                        The annualized regular cash compensation
                                       of a Participant, excluding incentive
                                       payments, company contributions to
                                       employee benefit plans, foreign service
                                       incentives, allowances,  relocation, or
                                       other compensation not designated as
                                       salary.  The base salary is the basis
                                       for regular monthly paychecks.


Page 1                                                          Rev. 1/95

MANAGEMENT INCENTIVE PLAN                                         PLAN DOCUMENT

     TARGET INCENTIVE                  That amount (described as a percentage
                                       of a Participant's base salary) that
                                       will be paid as  an incentive if the
                                       target corporate performance   goal,
                                       unit goals, and personal goals are
                                       fully (100%) achieved.

     TARGET TOTAL CASH COMPENSATION    The assigned compensation level for each
                                       Participant, based on market data and
                                       internal equity considerations.
                                       Comprised of base salary and target
                                       incentive amount.

    Target Incentive opportunities range from 10% to 50% of base salary for Participants. Each Participant's target incentive is dependent on the Participant's Tier* assignment in that Plan Year, as follows:



              --------------------------------------
                            Target Incentive
                 Tier   (percentage of base salary)
                 ----   ---------------------------

                   1          50%
                   2          35%
                   3          30%
                   4          20%
                   5          10%
              --------------------------------------


        *See Executive Compensation documentation for definition of Tiers.

2.   Corporate Performance Goals

    Prior to the beginning of the Plan Year, the definition and weighting of the Corporate Performance goals are proposed by Senior Management and established by the Management Development and Compensation Committee of the Board of Directors (the "Committee") all during the corporate goal setting and budgeting process, and reviewed by the Board of Directors.
    Corporate   Performance is measured against financial goals for Sales
    Growth, Profitability Enhancement  (Contribution),  and Increased Cash Flow,
    expressed in actual dollars.   Three levels of corporate financial
    performance are defined each year, as follows:

    TARGET Budgeted Sales, Contribution and Cash Flow increases over prior year's actual results. Target goals represent a realistically attainable level of corporate financial performance for the year.

Page 2                                                                Rev. 1/95

MANAGEMENT INCENTIVE PLAN                                         PLAN DOCUMENT

     STRETCH A level of achievement of Sales, Contribution and Cash Flow increases over prior year's actual results, set above target and representing a superior level of performance.


     THRESHOLD   A level of achievement of Sales, Contribution and Cash Flow increases over prior year's actual results, set below target and representing the minimum level of performance which is required in order to produce any incentive payments under the Plan.


3.   Plan Funding

    Incentive pool funding equals the sum of the Target Incentives of all eligible Participants company-wide multiplied by the factor from the table below that corresponds to the level of corporate financial goal achievement for the Plan Year, plus an additional 10% of that amount to cover contingencies.

    ---------------------------------------------------------------------------
             INCENTIVE MULTIPLIERS FOR LEVELS OF GOAL ACHIEVEMENT

      Goal Achievement Level        Multiplier
      ----------------------        ----------
         Threshold                       .5
           Target                       1.0
          Stretch                       2.0
       Above Stretch                    1.5 times the rate between Target and
                                            Stretch (subject to Committee
                                            approval in the event of
                                            performance over Stretch)

        Exact funding levels are determined via interpolation or extrapolation relative to the defined threshold, target and stretch goals for the Plan Year.
    ---------------------------------------------------------------------------

    The total of all incentive payments cannot exceed the pool size. Individual payments may be pro-rated in order to achieve this plan requirement. No incentive payment under the Plan shall exceed in any one year more than $1 million.

    See next page for example.

Page 3                                                               Rev. 1/95

MANAGEMENT INCENTIVE PLAN                                         PLAN DOCUMENT

- --------------------------------------------------------------------------------
    CORPORATE GOAL SETTING AND PLAN FUNDING EXAMPLE:

    If, for a Plan Year, Corporate Target Goals were assigned the following weighting*:

        Target Goal                   Weight
        -----------                   ------

        Sales Growth                    50%
        Growth in Contribution          30%
        Growth in Cash Flow             20%

       *Weighting is determined each Plan Year, and reviewed by the Board of Directors.

    And if, in the example year, the Company achieved:

                120% of the Target Sales Growth Goal (X)
                 75% of the Target Contribution Goal (Y)
                100% of the Target Cash Flow Goal (Z)


 Then:

        (a)    (b)         (c)                  (b) x (c)
       Goal Weighting   Results**       Corp Fin Goal Achievement
       ---- ---------   ---------       -------------------------
        X     50%         120%                  60.0%
        Y     30%          75%                  22.5%
        Z     20%         100%                  20.0%

       CORPORATE FINANCIAL GOAL ACHIEVEMENT =  102.5% OF WEIGHTED
                                                      TARGET GOALS

       **As percentage of Target Goals.


    And the Corporate Incentive Pool size is determined:

    In this example, we will assume that Threshold has been set at 40% of Weighted Target Goals, and Stretch at 135% of Weighted Target Goals.

    Referring to the table of incentive multipliers on page 3, the multiple that corresponds to 102.5% goal achievement is 1.071, since 102.5% is 7.1% of the way between 100% (Target) and 135% (Stretch).

    Incentive Pool size would be 1.071 times the sum of target incentives company-wide, plus 10% for contingencies.

- --------------------------------------------------------------------------------

Page 4                                                               Rev. 1/95

MANAGEMENT INCENTIVE PLAN                                         PLAN DOCUMENT

4.  Divisional and Geographic Financial Performance Goals

    Target Goals and weightings will be established for all Divisions and Geographies during the annual goal setting and budgeting process. As in the case of corporate financial performance goals, these goals will account for growth in Sales, Contribution and Cash Flow over prior year's actuals; however, they will be measured in standard dollars. Threshold and Stretch Goals (expressed as percentages of Weighted Target Goals, as illustrated in the example on page 4) will be set for each Division and Geography.


5.  Personal Goals

    Millipore's Corporate Performance System includes a Management Goal Alignment Process, which results in objective pre-established annualized Personal Goals for Senior Management. Objective personal goals focus on areas of individuals' responsibilities related to their units' key priorities, and are based on one or more of the following performance measures: product and market development; human resource development and customer satisfaction programs; operating efficiencies and process improvement. These personal goals are compensable under the Plan.

    The Committee sets the CEO's goals and considers the CEO's recommendations in establishing the Corporate Executive Committee ("CEC") members' goals, and goals of direct reports of CEC members.


6.  Weighting of Goals

    Depending on the Participant's organization unit, individual incentive payments will be based upon the following weighting:

  ---------------------------------------------------------------------
                                 Corporate      Div/Geog     Personal
    Organization Unit           Performance   Performance     Goals
    -----------------           -----------   -----------    --------
    Corporate Function            66.6%           NA          33.3%

    Division or Geography         33.3%          33.3%        33.3%
  ---------------------------------------------------------------------

Page 5                                                                Rev. 1/95

MANAGEMENT INCENTIVE PLAN                                         PLAN DOCUMENT



7.  Distributions to Participants

    The component of incentive payment tied to corporate financial goals is paid out in direct relationship to corporate financial performance.

    The division/geography component is based on how well the business unit performs in relation to its goals. A division/geography incentive multiplier (from the table on page 3) is determined based on achievement against weighted division/geography target goals in the same manner as described in the example on page 4.

    The personal goals payout component equals one third of the individual's target incentive times the corporate incentive multiplier, adjusted up or down at the discretion of the Committee according to the Participant's actual results for the plan year against personal goals.

                           INCENTIVE PAYOUT EXAMPLE


                                    [CHART]



    The size of the pool available is determined by the level of corporate financial goal achievement.


Page 6                                                               Rev. 1/95

MANAGEMENT INCENTIVE PLAN                                         PLAN DOCUMENT

    The Committee evaluates the CEO's performance and establishes the appropriate personal goals-based payout component for the CEO and CEC members, as well as for other Plan Participants.


8. Timing

    Payments from the Plan will be made as soon as practicable after the end of the Plan Year, but no later than April 1 of the following year. Incentive payments are made in a single lump-sum payment and are subject to applicable withholding and other taxes as prescribed by local law.


PARTICIPATION
- -------------

Plan Participants are senior managers and other key employees whose responsibilities and accomplishments can be directly tied to significant short-term business goals. The CEO recommends to the Committee on an annual basis and the Committee selects Participants for whom incentive payments will be established under the Plan.

In order to be eligible for an incentive payment, a Participant must have been employed in a Plan-eligible position(s) for at least six consecutive months of the Plan Year. For a Participant who serves in a Plan-eligible position(s) for less than a full year, the incentive payment may be pro-rated based on the number of months, including partial months, the employee was a Participant during the Plan Year.

The Committee has authority to make decisions regarding eligibility for incentive payments in the event of new hires, employment terminations, periods of disability or leave, and transfers into, out of, and between Plan-eligible positions during the Plan Year.


EFFECT ON TAXES
- ---------------

Payments made under this Plan will be included in total wages in the year paid, and are thus considered taxable income in that year.

Page 7                                                                Rev. 1/95

MANAGEMENT INCENTIVE PLAN                                         PLAN DOCUMENT



TERMS AND CONDITIONS
- --------------------

1. The Plan shall be administered by the Committee. All members of the Committee shall be "outside directors" within the meaning of section
    162(m) of the Code. The Committee shall have authority, consistent with the Plan, to establish Plan periods during which awards may be established and earned under the Plan, to determine the size and terms of the awards to be made to each Plan Participant, to determine the time when awards will be made, to prescribe the form of payment for awards under the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and for its own acts and proceedings, and to decide all questions and settle all controversies and disputes which may arise in connection with the Plan. All decisions, determinations and interpretations of the Committee shall be binding upon all parties concerned.

    The terms of an award, once fixed, shall preclude future Committee discretion with respect to the amount or timing of payments of the award, except that (i) no payment of an award shall be made unless and until the Committee certifies in writing that the performance goals specified in the award have been satisfied; (ii) the Committee may retain the discretion to reduce payments; (iii) the Committee may permit the deferral of payments that have been earned under an award provided such deferral is consistent with Section 162 of the Code and (iv) the Committee may retain such other discretion as is consistent with the qualification of the award under Section 162(m).

2. Corporate Performance results are determined at the end of the fiscal year when audited data is available. Adjustments may be made in order to minimize the potential distortion of performance measurements resulting from major unplanned/uncontrollable events, such as a major unbudgeted acquisition, or other events or conditions during the year affecting financial performance, so long as such adjustments are made without the involvement of the CEO, and are in conformity with Section 162(m) of the Internal Revenue Code. Such adjustments may be made when it is judged that the Corporation would have been unable to anticipate said event(s) during the corporate goal setting process.

3. Eligibility criteria for participation in the Plan and entitlements to receive incentive payments shall be as set forth in the "Participation Guidelines" reviewed and approved by the Committee .


Page 8                                                               Rev. 1/95

MANAGEMENT INCENTIVE PLAN                                         PLAN DOCUMENT

- --------------------------------

4. The Management Incentive Plan does not, directly or indirectly, create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time. No employee shall have a right to be selected as a Participant for any year nor, having been selected a Participant in the Plan for one year, to be a Participant in any other year. Neither the Plan nor any award thereunder shall be an element of damages in any claim based upon discharge in violation of a contract unless the contract in question shall be in writing and shall make specific reference to this section and this sentence, overriding the same; nor shall this Plan or any rights thereto be regarded as an element of damages for wrongful discharge in any other context except to the extent that rights shall have accrued hereunder as of the date of discharge.

5. The provisions of the Plan and the grant of any incentive payment shall inure to the benefit of all successors of each Participant, including without limitation such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

6. The Plan may be amended or terminated at any time by the Board of Directors of the Corporation, and shall continue in effect until so terminated; provided however that no amendment or termination of the Plan shall adversely affect any right of any Plan Participant with respect to any incentive payment theretofore made without such Plan Participant's written consent.

7. The Plan shall be effective with respect to the Plan Year beginning January 1, 1995.

8. This Plan and all determinations made and actions taken hereunder shall be construed in accordance with the laws of the Commonwealth of Massachusetts.


Page 9                                                                Rev. 1/95

PROXY

                            MILLIPORE CORPORATION

                ANNUAL MEETING OF STOCKHOLDERS APRIL 20, 1995

                                                     Millipore Corporation Proxy

                                                     Job-FINAL 3/9/95

                                                     3 Proposals


        The undersigned hereby constitutes and appoints JOHN A. GILMARTIN, MICHAEL P. CARROLL and GEOFFREY NUNES and each of them singly, proxies and attorneys of the undersigned with full power of substitution, to vote all shares of Common Stock of Millipore Corporation ("Millipore") held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of stockholders of Millipore to be held in Bedford, Massachusetts, on April 20, 1995 and any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

                                                                     -----------
                                                                     SEE REVERSE
                         (CONTINUED ON REVERSE SIDE)                     SIDE
                                                                     -----------


PROXY

                            MILLIPORE CORPORATION

                ANNUAL MEETING OF STOCKHOLDERS APRIL 20, 1995



        The undersigned hereby constitutes and appoints JOHN A. GILMARTIN, MICHAEL P. CARROLL and GEOFFREY NUNES and each of them singly, proxies and attorneys of the undersigned with full power of substitution, to vote all shares of Common Stock of Millipore Corporation ("Millipore") held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of stockholders of Millipore to be held in Bedford, Massachusetts, on April 20, 1995 and any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

                                                                     -----------
                                                                     SEE REVERSE
                         (CONTINUED ON REVERSE SIDE)                     SIDE
                                                                     -----------

                                                                                                        Millipore Corporation Proxy
/ X / PLEASE MARK
      VOTES AS IN                                                                                       Job-FINAL: 3/9/95
      THIS EXAMPLE
                                                                                                        3 Proposals*

                                                                                                        MULTIPLE ISSUE (3) PROOF

This proxy is solicted on behalf of the Board of  Directors and unless otherwise specified in the boxes provided this proxy will be voted IN FAVOR of all nominees, FOR proposal 2 and 3, and in the discretion of the named proxies as to any other matter that may come before the meeting.
1.  Election of directors                                       2. Adoption of Millipore         FOR   AGAINST   ABSTAIN
The undersigned GRANTS authority to elect as directors             Corporation 1995 Employees   /  /    /  /      /  /
the following nominees:                                            Stock Purchase Plan.
Nominees: Samuel C. Butler, Steven Muller
                /  /    FOR     /  /   WITHHELD                 3. Adoption of the Millipore    /  /    /  /      /  /
                       BOTH           FROM BOTH                    Corporation Management
                     NOMINEES          NOMINEES                    Incentive Plan.


/  /_______________________________________                               MARK HERE    /  /
 For both nominees except as noted above                                ------------
                                                                         CHANGE AND
                                                                        NOTE AT LEFT

                                                                Please sign exactly as name appears hereon. Joint Owners
                                                                should each sign. When signing as attorney, executor
                                                                adminstrator, trustee or guardian, please give full title as such.


                                                                Signature: ___________________________ Date: ___________

                                                                Signature: ___________________________ Date: ___________

